Exhibit 99.1

Pope Resources Announces Sales Totaling $4.9 Million From Harbor Hill Project

POULSBO, Wash., Dec. 23, 2015 /PRNewswire/ -- Pope Resources (Nasdaq:POPE) announced sales of 44 single-family lots to Quadrant Homes and Pulte Homes for a combined $4.9 million. These lots are located in the southern portion of the Partnership's Harbor Hill project in Gig Harbor, Washington. Harbor Hill is a mixed-use planned community consisting of residential, business park, and commercial properties.

"We are pleased to close out the year with these sales that bring our Harbor Hill project-to-date single-family lot closings to 252, or 45%, of the project's total of 554," said Tom Ringo, President and CEO. "Importantly, these sales reflect continuing positive merchant builder response to our project and favorable fundamentals supporting retail home-buyer interest in both Harbor Hill and the broader Pierce County residential market."

About Pope Resources

Pope Resources, a publicly traded limited partnership and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 207,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing the funds for third-party investors. The company and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT: John Lamb, Vice President and CFO, 360.697.6626, Fax 360.697.1156